Exhibit 99.1

Seven Stars Cloud Closes on $10 Million USD Private Placement

New York, NY, October 27, 2017 – Seven Stars Cloud Group, Inc. (NASDAQ: SSC) (“SSC” or the “Company”), is pleased to announce that the Company has entered into a Securities Purchase Agreement (“SPA”) with Hong Kong Guo Yuan Group Capital Holdings Limited (the “Purchaser”).

Pursuant to the terms of the SPA (which will be described further by SSC in its current report on Form 8-K), the Company, in a private placement transaction, has agreed to sell and issue 5,494,505 shares of the Company’s common stock to the Purchaser for $1.82 per share, which resulted in net proceeds of $10.0 million USD to SSC. The SPA contains both customary and special representations, warranties and covenants.

The securities being sold in this private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements.

SSC intends to use the US dollar net proceeds for M&A activity and general working capital purposes that require a US Dollar denomination.

About Seven Stars Cloud Group, Inc. (http://corporate.sevenstarscloud.com/)

Seven Stars Cloud Group, Inc. (NASDAQ: SSC) is aiming to be a leading Intelligent Industrial Internet (3I) platform, creating an artificial intelligent & fintech-powered, supply chain solution for commercial enterprises. There are 2 Engines that drive our business platform: 1. VPaaS + TPaaS - Supply Chain Management for key industry sectors and leaders including but not limited to Big Commodities, Cross-Border Trade, Consumer Electronics & Energy; 2. Digital Finance Solutions - Supply Chain Finance underwritten by our Global Cornerstone Funds and ABS, Tokenization and Exchange Platforms, which include FINRA and SEC-regulated: Index Exchanges, Initial Coin Offering / Tokenization, ETFs and Derivatives. Both Engines and their various arms will run on 'BASE' technology and infrastructure (Blockchain, Artificial Intelligence, Supply Chain & Exchanges) to power a closed trade ecosystem for buyers and sellers designed to eliminate transactional middlemen and create a more direct and margin-expanding path for principals.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Jason Finkelstein

VP, Investor Relations

Seven Stars Cloud Group, Inc.

212-206-1216